Filed Pursuant to Rule 424(b)(3)

Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 3 DATED AUGUST 1, 2013

TO THE PROSPECTUS DATED MAY 31, 2013

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 31, 2013 as supplemented by Supplement No. 1, dated May 31, 2013 and Supplement No. 2, dated June 28, 2013 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

•	special suitability standards applicable to investors in Iowa and Ohio; and

•	the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from July 1 through July 31, 2013, for each of our classes of common stock.

Suitability Standards

The following requirements supplement the “Suitability Standards” section of the Prospectus.

Iowa—Iowa investors must have either (i) a net worth (excluding the value of an investor’s home, home furnishings and automobiles) of at least $300,000 or (ii) a gross annual income of at least $100,000 and a net worth (excluding the value of an investor’s home, home furnishings and automobiles) of at least $100,000. Additionally, Iowa investors may not invest more than 10% of their liquid net worth in us.

Ohio—In addition to our suitability requirements, Ohio investors may not invest more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment trusts.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from July 1 through July 31, 2013.

Date	NAV per Share
	Class E	Class A	Class W	Class I
July 1, 2013	$6.84	$6.84	$6.84	$6.84
July 2, 2013	$6.84	$6.84	$6.84	$6.84
July 3, 2013	$6.83	$6.83	$6.83	$6.83
July 5, 2013	$6.83	$6.83	$6.83	$6.83
July 8, 2013	$6.83	$6.83	$6.83	$6.83
July 9, 2013	$6.83	$6.83	$6.83	$6.83
July 10, 2013	$6.83	$6.83	$6.83	$6.83
July 11, 2013	$6.84	$6.84	$6.84	$6.84
July 12, 2013	$6.84	$6.84	$6.84	$6.84
July 15, 2013	$6.84	$6.84	$6.84	$6.84
July 16, 2013	$6.84	$6.84	$6.84	$6.84
July 17, 2013	$6.84	$6.84	$6.84	$6.84
July 18, 2013	$6.84	$6.84	$6.84	$6.84
July 19, 2013	$6.84	$6.84	$6.84	$6.84
July 22, 2013	$6.86	$6.86	$6.86	$6.86
July 23, 2013	$6.86	$6.86	$6.86	$6.86
July 24, 2013	$6.86	$6.86	$6.86	$6.86
July 25, 2013	$6.86	$6.86	$6.86	$6.86
July 26, 2013	$6.86	$6.86	$6.86	$6.86
July 29, 2013	$6.87	$6.87	$6.87	$6.87
July 30, 2013	$6.87	$6.87	$6.87	$6.87
July 31, 2013	$6.86	$6.86	$6.86	$6.86

On any day, our share sales and redemptions will be made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.